CUTLER LAW GROUP LETTERHEAD


                                January 18, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC  20549

     RE:     GTC TELECOM CORP.

Ladies  and  Gentlemen:

     This office represents GTC Telecom Corp., a Nevada corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the sale of 707,575 shares of the Registrant's Common Stock issued to certain individuals for advisory and consulting services (the "Shares").

In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

     Based upon the foregoing, it is our opinion that the Registered Securities, when sold as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the inclusion of this opinion in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.


                                              Cutler  Law  Group

                                              /s/    M.  Richard  Cutler
                                              By:    M.  Richard  Cutler,  Esq.